EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP

We consent to the incorporation by reference in Registration Statement Nos. 033-38384, 033-56042, 333-57163, 333-00333, 333-21815, 333-47369, 333-68969, 333-82935, 333-38616, 333-53180 and 333-97599 of Symmetricom, Inc. on Form S-8 of our report dated July 29, 2002 appearing in this annual report on Form 10-K of Symmetricom, Inc. for the year ended June 30, 2002.

/s/    DELOITTE & TOUCHE LLP

San Jose, California
August 29, 2002